UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 17, 2015 (December 15, 2015)

ERHC ENERGY INC.
(Exact name of registrant as specified in its charter)

Colorado	000-1-7325	88-0218499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5444 Westheimer Road, Suite 1440, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(713) 626-4700

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07

Submission of Matters to a Vote of Security Holders.

On December 15, 2015, ERHC Energy, Inc. (“ERHC” or the “Company”) held a special meeting of shareholders (the “Special Meeting”) in Houston, Texas. At the Special Meeting, the proposal set forth below was submitted to a vote of the Company’s shareholders. The final voting results are as follows:

Proposal	For	Against	Abstaining
The adoption by the Company’s common stock shareholders of a one hundred-for-one reverse stock split of the Company’s issued and outstanding common stock (the “Reverse Stock Split”).	2,232,195,312	270,236,405	16,538,242

On December 16, 2015, the Company issued the News Release attached hereto as an Exhibit announcing that its shareholders had approved the Reverse Stock Split.

ITEM 8.01. OTHER EVENTS.

One hundred-for-one Reverse Stock Split

The Reverse Stock Split is scheduled to take effect on or about January 5, 2016 (the “Effective Date”). At the Effective Date, every one hundred issued and outstanding shares of common stock of ERHC will be converted into one share of common stock of ERHC, and as a result, the number of outstanding shares of ERHC’s common stock will be reduced from approximately 2,979,683,870 shares of common stock as of to approximately 29,796,839 shares. ERHC’s common stock will continue trading on the OTC Pink under the symbol “ERHE” but will be assigned a new CUSIP number.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

Exhibit	Description
number
99.1	News release issued December 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ERHC ENERGY INC.

Dated : December 17, 2015	By:	/s/ Peter Ntephe
		Name:	Peter Ntephe
		Title:	Chief Executive Officer